LOWE'S COMPANIES, INC.

                              1994 INCENTIVE PLAN

























                           Effective January 31, 1994
                           As Amended And Restated To
                      Reflect March 7, 1994 Amendments and
                           March 16, 1994 Stock Split

ARTICLE I DEFINITIONS

     1.01.          Administrator . . . . . . . . . . . . . . . . . . .   1
     1.02.          Affiliate . . . . . . . . . . . . . . . . . . . . .   1
     1.03.          Agreement . . . . . . . . . . . . . . . . . . . . .   1
     1.04.          Beginning Value . . . . . . . . . . . . . . . . . .   1
     1.05.          Board . . . . . . . . . . . . . . . . . . . . . . .   1
     1.06.          Change in Control . . . . . . . . . . . . . . . . .   1
     1.07.          Code. . . . . . . . . . . . . . . . . . . . . . . .   2
     1.08.          Committee . . . . . . . . . . . . . . . . . . . . .   2
     1.09.          Common Stock. . . . . . . . . . . . . . . . . . . .   2
     1.10.          Company . . . . . . . . . . . . . . . . . . . . . .   2
     1.11.          Control Change Date . . . . . . . . . . . . . . . .   3
     1.12.          Exchange Act. . . . . . . . . . . . . . . . . . . .   3
     1.13.          Fair Market Value . . . . . . . . . . . . . . . . .   3
     1.14.          Final Value . . . . . . . . . . . . . . . . . . . .   3
     1.15.          Incentive Award . . . . . . . . . . . . . . . . . .   3
     1.16.          Option. . . . . . . . . . . . . . . . . . . . . . .   3
     1.17.          Participant . . . . . . . . . . . . . . . . . . . .   3
     1.18.          Plan. . . . . . . . . . . . . . . . . . . . . . . .   4
     1.19.          Rights Agreement. . . . . . . . . . . . . . . . . .   4
     1.20.          STAR. . . . . . . . . . . . . . . . . . . . . . . .   4
     1.21.          Stock Award . . . . . . . . . . . . . . . . . . . .   4
     1.22.          Unit. . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE II          PURPOSES

ARTICLE III         ADMINISTRATION

ARTICLE IV          ELIGIBILITY

ARTICLE V STOCK SUBJECT TO PLAN

     5.01.          Shares Issued . . . . . . . . . . . . . . . . . . .   7
     5.02.          Aggregate Limit . . . . . . . . . . . . . . . . . .   7
     5.03.          Reallocation of Shares. . . . . . . . . . . . . . .   8

ARTICLE VI          OPTIONS

     6.01.          Award . . . . . . . . . . . . . . . . . . . . . . .   8
     6.02.          Option Price. . . . . . . . . . . . . . . . . . . .   8
     6.03.          Maximum Option Period . . . . . . . . . . . . . . .   9
     6.04.          Nontransferability. . . . . . . . . . . . . . . . .   9
     6.05.          Employee Status . . . . . . . . . . . . . . . . . .   9
     6.06.          Merger, Dissolution, etc. . . . . . . . . . . . . .  10
     6.07.          Exercise. . . . . . . . . . . . . . . . . . . . . .  10
     6.08.          Payment . . . . . . . . . . . . . . . . . . . . . .  10
     6.09.          Shareholder Rights. . . . . . . . . . . . . . . . .  11
     6.10.          Disposition of Stock. . . . . . . . . . . . . . . .  11

ARTICLE VII         STARS

     7.01.          Award . . . . . . . . . . . . . . . . . . . . . . .  11
     7.02.          STAR Period.. . . . . . . . . . . . . . . . . . . .  11
     7.03.          Nontransferability. . . . . . . . . . . . . . . . .  12
     7.04.          Employee Status.. . . . . . . . . . . . . . . . . .  12
     7.05.          Change in Control.. . . . . . . . . . . . . . . . .  12
     7.06.          Settlement. . . . . . . . . . . . . . . . . . . . .  12
     7.07.          Shareholder Rights. . . . . . . . . . . . . . . . .  12

ARTICLE VIII        STOCK AWARDS

     8.01.          Award.. . . . . . . . . . . . . . . . . . . . . . .  13
     8.02.          Vesting.. . . . . . . . . . . . . . . . . . . . . .  13
     8.03.          Performance Objectives. . . . . . . . . . . . . . .  13
     8.04.          Employee Status.. . . . . . . . . . . . . . . . . .  14
     8.05.          Change in Control.. . . . . . . . . . . . . . . . .  14
     8.06.          Shareholder Rights. . . . . . . . . . . . . . . . .  14

ARTICLE IX          INCENTIVE AWARDS

     9.01.          Award.. . . . . . . . . . . . . . . . . . . . . . .  15
     9.02.          Terms and Conditions. . . . . . . . . . . . . . . .  15

ARTICLE X ADJUSTMENT UPON CHANGE IN COMMON STOCK

ARTICLE XI          COMPLIANCE WITH LAW AND
                    APPROVAL OF REGULATORY BODIES

ARTICLE XII         GENERAL PROVISIONS

     12.01.         Effect on Employment. . . . . . . . . . . . . . . .  18
     12.02.         Unfunded Plan.. . . . . . . . . . . . . . . . . . .  18
     12.03.         Rules of Construction.. . . . . . . . . . . . . . .  18
     12.04.         Limitation on Awards. . . . . . . . . . . . . . . .  19

ARTICLE XIII        AMENDMENT

ARTICLE XIV         DURATION OF PLAN

ARTICLE XV          EFFECTIVE DATE OF PLAN

                             LOWE'S COMPANIES, INC.
                              1994 INCENTIVE PLAN


                                   ARTICLE I

                                  DEFINITIONS


1.01. Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.

1.02. Affiliate means any "subsidiary" or "parent" corporation (within the meaning of Section 424 of the Code) of the Company.

1.03. Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Stock Award, an Incentive Award or an Option or STAR granted to such Participant.

1.04. Beginning Value means, with respect to a STAR Unit, the Fair Market Value of one share of Common Stock on the first day of the STAR period.

1.05.           Board means the Board of Directors of the Company.

1.06. Change in Control means that following a Stock Acquisition Date, directly or indirectly, (i) the Company shall consolidate with, or merge with and into, any other Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(n) of the Rights Agreement), and the Company shall not be the continuing or surviving corporation of such consolidation or merger, (ii) any Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(n) of the Rights Agreement) shall consolidate with, or merge with or into, the Company, and the Company shall be the continuing or surviving corporation such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (iii) the Company shall be a party to a statutory share exchange with any other Person (other than a Subsidiary of the Company in a transaction that complies with Section 11(n) of the Rights Agreement) after which the Company is a Subsidiary of any other Person, or
(iv) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Person or Persons (other than the Company or any Subsidiary of the Company in one or more transactions each of which complies with Section 11(n) of the Rights Agreement.) For purposes of this Plan, the terms "Stock Acquisition Date," "Person," and "Subsidiary" shall have the same meaning as assigned to such terms in the Rights Agreement.

1.07. Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.08.           Committee means the Compensation Committee of the Board.

1.09.           Common Stock means the common stock of the Company.

1.10.           Company means Lowe's Companies, Inc.

1.11. Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the "Control Change Date" is the date of the last of such transactions.

1.12. Exchange Act means the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement.

1.13. Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such date, or if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Administrator may select.

1.14. Final Value means the average Fair Market Value during the final month of the term of a STAR award.

1.15. Incentive Award means an award which, subject to such terms and conditions as may be prescribed by the Administrator, entitles the Participant to receive a cash payment from the Company or an Affiliate.

1.16. Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.17. Participant means an employee of the Company or an Affiliate, including an employee who is a member of the Board, who satisfies the requirements of Article IV and is selected by the Administrator to receive a Stock Award, an Option, a STAR, an Incentive Award or a combination thereof.

1.18.           Plan means the Lowe's Companies, Inc. 1994 Incentive Plan.

1.19. Rights Agreement means the Rights Agreement between the Company and Wachovia Bank and Trust Company dated as of September 9, 1988.

1.20. STAR means a stock appreciation right, denominated in Units, that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each Unit the excess of the Final Value over the Beginning Value. Notwithstanding the preceding sentence, the Administrator may prescribe a limit on the amount payable under a STAR.

1.21. Stock Award means Common Stock awarded to a Participant under Article IX.

1.22. Unit means the increment that is used for determining the amount payable under a STAR award and shall, for this purpose, be comparable to a share of Common Stock.

                                ARTICLE II

                                 PURPOSES

     The Plan is intended to assist the Company and its Affiliates in recruiting and retaining key employees by enabling such employees to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of Stock Awards, STARs, the grant of both Options qualifying under Section 422 of the Code ("incentive stock options") and Options not so qualifying, and the grant of Incentive Awards. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

                                ARTICLE III

                              ADMINISTRATION


     The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Awards, Incentive Awards, Options and STARs upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or STAR or on the transferability or forfeitability of a Stock Award or Incentive Award, including by way of example and not of limitation, conditions on which Participants may or may be required to defer receipt of benefits under the Plan, requirements that the Participant complete a specified period of employment with the Company or an Affiliate, that the Company achieve a specified level of financial performance or that the Company achieve a specified level of financial return. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable or the time at which a STAR or Incentive Award may be settled. In addition, the Administrator shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option, STAR, Stock Award or Incentive Award. All expenses of administering this Plan shall be borne by the Company.

     The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee's authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.

                                ARTICLE IV

                                ELIGIBILITY


     Any employee of the Company or an Affiliate (including a corporation that becomes an Affiliate after the adoption of this Plan) is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or an Affiliate. Directors of the Company who are employees of the Company or an Affiliate may be selected to participate in this Plan. A member of the Committee may not participate in this Plan during the time that his participation would prevent the Committee from being "disinterested" for purposes of Securities and Exchange Commission Rule 16b-3 as in effect from time to time.

                                 ARTICLE V

                           STOCK SUBJECT TO PLAN


5.01. Shares Issued. Upon the award of shares of Common Stock pursuant to a Stock Award the Company may issue shares of Common Stock from its authorized but unissued Common Stock. Upon the exercise of any Option the Company may deliver to the Participant (or the Participant's broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock.

5.02. Aggregate Limit. The maximum aggregate number of shares of Common Stock that may be issued under this Plan (including shares of Common Stock issued under the Plan as in effect before January 31, 1994 and after giving effect to the March 16, 1994 two-for-one stock split) is 5,000,000 shares, subject to adjustment as provided in Article X such that 2,423,640 shares of Common Stock will be available for issuance under Options and Stock Awards granted on and after January 31, 1994. Subject to the limitation set forth in the preceding sentence, the maximum aggregate number of shares that may be issued under this Plan as Stock Awards is 1,000,000 shares, subject to adjustment as provided in Article X.

5.03. Reallocation of Shares. If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options and Stock Awards to be granted under this Plan.


                                ARTICLE VI

                                  OPTIONS


6.01. Award. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such awards; provided, however, that no individual may be granted Options in any calendar year covering more than 40,000 shares of Common Stock.

6.02. Option Price. The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option that is an incentive stock option shall not be less than the Fair Market Value on the date the Option is granted.

6.03. Maximum Option Period. The maximum period in which an Option may be exercised shall be determined by the Administrator on the date of grant, except that no Option that is an incentive stock option shall be exercisable after the expiration of ten years from the date such Option was granted. The terms of any Option that is an incentive stock option may provide that it is exercisable for a period less than such maximum period.

6.04. Nontransferability. Each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05. Employee Status. For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

6.06. Merger, Dissolution, etc. Options previously granted under the Plan shall terminate upon the effective date of the dissolution or liquidation of the Company, or of a reorganization, merger or consolidation of the Company with one or more corporations in which the Company is not the surviving corporation, or of a transfer of substantially all of the property or more than fifty percent of the then outstanding shares of the Company. The preceding sentence to the contrary notwithstanding, Options shall not terminate to the extent that written provision is made for their continuance, assumption, or substitution by a successor employer or its parent or subsidiary in connection with a transaction described in the preceding sentence.

6.07. Exercise. Subject to the provisions of this Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine; provided, however, that incentive stock options (granted under the Plan and all plans of the Company and its Affiliates) may not be first exercisable in a calendar year for stock having a Fair Market (determined as of the date an Option is granted) exceeding $100,000. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

6.08. Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Administrator. If the Agreement provides, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Company. If Common Stock is used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined as of the day preceding the date of exercise) of the shares surrendered must not be less than the Option price of the shares for which the Option is being exercised.

6.09. Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date of exercise of such Option.

6.10. Disposition of Stock. A Participant shall notify the Company's Chief Accounting Officer of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.

                                ARTICLE VII

                                   STARS


7.01. Award. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom STARs are to be granted and will specify the number of Units covered by such awards; provided, however, that no individual may be granted STARs in any calendar year covering more than 30,000 Units.

7.02. STAR Period. The term of each STAR award shall be determined by the Administrator on the date of grant and may be one, two or three years.

7.03. Nontransferability. Each STAR granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. No right or interest of a Participant in any STAR award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.04. Employee Status. If the terms of any STAR award provide that an amount will be payable thereunder only if the Participant completes a specified period of employment, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment.

7.05. Change in Control. Each STAR award shall be earned in its entirety as of a Control Change Date; provided, however, that the Final Value of the Units covered by outstanding STAR awards shall equal the Fair Market Value on the Control Change Date. The amount payable under outstanding STAR awards shall be paid within thirty days of the Control Change Date.

7.06. Settlement. The amount payable under a STAR award shall be paid in a single sum, in cash. Except as provided in Section 7.05, the payment shall be made within ninety days of the end of the period in which the Final Value is determined.

7.07. Shareholder Rights. No Participant shall, as a result of receiving a STAR award, have any rights as a shareholder of the Company or any Affiliate.

                               ARTICLE VIII

                               STOCK AWARDS


8.01. Award. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards; provided, however, that no Participant may receive Stock Awards in any calendar year for more than 30,000 shares of Common Stock.

8.02. Vesting. The Administrator, on the date of the award, may prescribe (but shall not be required to prescribe) that a Participant's rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Company and its Affiliates before the expiration of a stated term or if the Company, the Company and its Affiliates or the Participant fails to achieve stated objectives.

8.03. Performance Objectives. In accordance with Section 8.02, the Administrator may prescribe that Stock Awards will become vested or transferable or both based on objectives stated with respect to the Company's FIFO pre-tax earnings in relation to non-cash beginning assets (beginning assets less beginning cash and short term investments) or the Company's attainment of earnings per share, return on assets, or Fair Market Value objectives.

8.04. Employee Status. In the event that the terms of any Stock Award provide that shares may become transferable and nonforfeitable thereunder only after completion of a specified period of employment, the Administrator may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

8.05. Change in Control. Sections 8.02 and 8.03 to the contrary notwithstanding, after a Control Change Date each Stock Award will become transferable and nonforfeitable.

8.06. Shareholder Rights. Prior to their forfeiture (in accordance with the applicable Agreement and while the shares of Common Stock granted pursuant to the Stock Award may be forfeited or are nontransferable), a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that during such period (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Common Stock granted pursuant to a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares of Common Stock granted pursuant to a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Common Stock granted under the Stock Award are transferable and are no longer forfeitable.

                                ARTICLE IX

                             INCENTIVE AWARDS

9.01. Award. The Administrator shall designate Participants to whom Incentive Awards are made for annual incentive payments. All Incentive Awards shall be finally determined exclusively by the Administrator under the procedures established by the Administrator; provided, however, that no Participant may receive an Incentive Award payment in any calendar year that exceeds 75% of the Participant's base salary (prior to any salary reduction or deferral elections) as of February 1 of the performance year.

9.02. Terms and Conditions. The Administrator, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions shall prescribe that the Incentive Award shall be earned only to the extent that the Company achieves objectives based on the Company's FIFO pre-tax earnings. Such terms and conditions also may include other limitations on the payment of Incentive Awards including, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or an Affiliate or that the Company, an Affiliate, or the Participant attain stated objectives or goals (in addition to those prescribed in accordance with the preceding sentence) as a prerequisite to payment under an Incentive Award. The Administrator, at the time an Incentive Award is made, shall also specify when amounts shall be payable under the Incentive Award and whether amounts shall be payable in the event of the Participant's death, disability, or retirement.

                                 ARTICLE X

                  ADJUSTMENT UPON CHANGE IN COMMON STOCK


     The maximum number of shares as to which Options and Stock Awards may be granted under this Plan shall be proportionately adjusted, and the terms of outstanding Stock Awards, Options, and STARs (including any limitation on the maximum amount payable under a STAR award), and the per individual limitations on the number of shares or Units for which Options, STARs, and Stock Awards may be granted, shall be adjusted as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which
Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee necessitates such action. Any deter-mination made under this Article X by the Committee shall be final and conclusive.

     The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options and Stock Awards may be granted, the per individual limitations on the number of shares or Units for which Options, STARs and Stock Awards may be granted or the terms of outstanding Stock Awards, Options or STARs.

     The Committee may make Stock Awards and may grant Options and STARs in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate in connection with a transaction described in the first paragraph of this Article X. Notwithstanding any provision of the Plan (other than the limitation of Article V), the terms of such substituted Stock Awards or Option or STAR grants shall be as the Committee, in its discretion, determines is appropriate.

                                ARTICLE XI

                          COMPLIANCE WITH LAW AND
                       APPROVAL OF REGULATORY BODIES


     No Option or STAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an Option is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Stock Award shall be granted, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

                                ARTICLE XII

                            GENERAL PROVISIONS


12.01. Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

12.02. Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

12.03. Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

12.04. Limitation on Awards. Notwithstanding any other provision of the Plan, if any award under this Plan, either alone or together with other payments that a Participant has the right to receive from the Company or an Affiliate, would constitute a "parachute payment" (as defined in section 280G of the Code), all such payments shall be reduced to the largest amount that will result in no portion being subject to the excise tax imposed by section 4999 of the Code.

                               ARTICLE XIII

                                 AMENDMENT


     The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan or (ii) the amendment changes the class of individuals eligible to become Participants. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any outstanding Stock Award, Option, STAR or Incentive Award outstanding at the time such amendment is made.


                                ARTICLE XIV

                             DURATION OF PLAN


     No Stock Award, Option, STAR or Incentive Award may be granted under this Plan after January 31, 2004. Stock Awards, Options, STARs and Incentive Awards granted before that date shall remain valid in accordance with their terms.

                                ARTICLE XV

                          EFFECTIVE DATE OF PLAN


     Options may be granted under the Plan pursuant to action of the Board and the Company's shareholders' approval of the Plan as in effect before January 31, 1994. Stock Awards, STARs and Incentive Awards may be granted under this Plan upon its adoption by the Board, provided that no Stock Award, STAR or Incentive Award grants will be effective unless this Plan is approved by a majority of the votes entitled to be cast by the Company's shareholders, voting either in person or by proxy, at a duly held shareholders' meeting within twelve months of such adoption.